Exhibit 4.2
NORTEL NETWORKS LIMITED
as Issuer,
NORTEL NETWORKS CORPORATION
AND
NORTEL NETWORKS INC.
as Guarantors,
AND
THE BANK OF NEW YORK
as Trustee and Calculation Agent

FIRST SUPPLEMENTAL INDENTURE
Dated as of July 5, 2006
to
Indenture Dated as of July 5, 2006

FIRST SUPPLEMENTAL INDENTURE dated as of July 5, 2006 (this “First Supplemental Indenture”) to the Indenture dated as of July 5, 2006 among Nortel Networks Limited (together with any successors, “NNL” or the “Issuer”), a Canadian corporation having its principal place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6, Nortel Networks Corporation (together with any successors, “NNC”), a Canadian corporation having its principal place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T5P6 and Nortel Networks Inc. (together with any successors, “NNI”), a Delaware corporation having its principal place of business at 4008 Chapel Hill — Nelson Highway, Research Triangle Park, North Carolina, U.S.A., 27709, and The Bank of New York (the “Trustee”), a New York corporation authorized to conduct a banking business, having its Corporate Trust Office at 101 Barclay Street 21W, New York, New York, U.S.A., 10286 (the “Original Indenture,” and as supplemented by this First Supplemental Indenture, the “Indenture”).
     WHEREAS, NNC, NNL, NNI and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance of securities of NNL in one or more registered series;
     WHEREAS, Article Nine of the Original Indenture provides, among other things, that NNC, NNL, NNI and the Trustee may enter into indentures supplemental to the Original Indenture to, among other things, provide for the issuance of any series of securities and to set forth the terms thereof;
     WHEREAS, NNL has duly authorized the creation of an issue of its 10.750% Senior Notes due 2016 of substantially the tenor and amount hereinafter set forth (the “Original 2016 Fixed Rate Notes”) and an issue of securities evidencing the same continuing indebtedness and with substantially identical terms (except that such securities shall be registered under the Securities Act and shall not have a provision for additional interest pursuant to the Issue Date Registration Rights Agreement) in exchange for such Notes (herein called the “2016 Fixed Rate Exchange Notes,” and together with the Original 2016 Fixed Rate Notes, the “2016 Fixed Rate Notes”);
     WHEREAS, NNL has duly authorized the creation of an issue of its 10.125% Senior Notes due 2013 of substantially the tenor and amount hereinafter set forth (the “Original 2013 Fixed Rate Notes”) and an issue of securities evidencing the same continuing indebtedness and with substantially identical terms (except that such securities shall be registered under the Securities Act and shall not have a provision for additional interest pursuant to the Issue Date Registration Rights Agreement) to be issued in exchange for such Notes (herein called the “2013 Fixed Rate Exchange Notes,” and together with the Original 2013 Fixed Rate Notes, the “2013 Fixed Rate Notes”);
     WHEREAS, NNL has duly authorized the creation of an issue of its Floating Rate Senior Notes due 2011 of substantially the tenor and amount hereinafter set forth (the “Original Floating Rate Notes”) and an issue of securities evidencing the same continuing indebtedness and with substantially identical terms (except that such securities shall be registered under the Securities Act and shall not have a provision for additional interest pursuant to the Issue Date Registration Rights Agreement) to be issued in exchange for such Notes (herein called the “Floating Rate Exchange Notes,” and together with the Original Floating Rate Notes, the “Floating Rate

Notes”). We refer herein to the 2016 Fixed Rate Notes, the 2013 Fixed Rate Notes and the Floating Rate Notes collectively, or separately as to any series thereof as the context requires, as the “Notes;”
     WHEREAS, each of NNC and NNI (collectively, the “Guarantors”) has duly authorized its guarantee of the Notes and to provide therefor, each of the Guarantors has duly authorized the execution and delivery of the Original Indenture, this First Supplemental Indenture and its Guarantee under the terms set forth herein; and
     WHEREAS, all acts and things necessary to make the Notes, when executed by NNL, endorsed by the Guarantors and authenticated and delivered by the Trustee as provided in the Original Indenture, the valid and binding obligations of NNL and the Guarantors and to constitute a valid and binding supplemental indenture according to its terms binding on NNL and the Guarantors have been done and performed;
     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
SECTION 1.  Creation of Notes.
     (a)   Pursuant to Section 301 of the Original Indenture, there is hereby created a new series of Debt Securities designated as the “10.750% Senior Notes due 2016” issuable by NNL and guaranteed by NNC and NNI.
     (b)   Pursuant to Section 301 of the Original Indenture, there is hereby created a new series of Debt Securities designated as the “10.125% Senior Notes due 2013” issuable by NNL and guaranteed by NNC and NNI.
     (c)   Pursuant to Section 301 of the Original Indenture, there is hereby created a new series of Debt Securities designated as the “Floating Rate Senior Notes due 2011” issuable by NNL and guaranteed by NNC and NNI.
     (d)   Each series of Notes shall be issued as one or more Global Securities in the form specified in Exhibit A to this First Supplemental Indenture, shall have the terms set forth therein and shall be entitled to the benefits of the other provisions of the Original Indenture as modified by this First Supplemental Indenture and specified herein. The Depository Trust Company (“DTC”) and its nominees and any successor corporation of DTC and such successor’s nominees are hereby designated as the Depositary for the Global Securities representing the Notes.
SECTION 2.  Definitions.
     (a)   Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Original Indenture.
     (b)   Solely for purposes of this First Supplemental Indenture and the Notes and except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the indicated meanings (such meanings shall apply equally to both the singular and plural forms of the respective terms):

     “2013 Applicable Premium” means with respect to any 2013 Fixed Rate Note at any Redemption Date, the greater of (1) 1.0% of the principal amount of such 2013 Fixed Rate Note and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such 2013 Fixed Rate Note on July 15, 2013, plus (ii) all required remaining scheduled interest payments due on such 2013 Fixed Rate Note through July 15, 2013 (other than interest accrued to such Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of such 2013 Fixed Rate Note on such Redemption Date. Calculation of the 2013 Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation shall not be a duty or obligation of the Trustee or the Calculation Agent.
     “2013 Fixed Rate Exchange Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “2013 Fixed Rate Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “2016 Applicable Premium” means with respect to any 2016 Fixed Rate Note at any Redemption Date, the greater of (1) 1.0% of the principal amount of such 2016 Fixed Rate Note and (2) the excess of (a) the present value at such Redemption Date of (i) the redemption price of such 2016 Fixed Rate Note on July 15, 2011 plus (ii) all required remaining scheduled interest payments due on such 2016 Fixed Rate Note through July 15, 2011 (other than interest accrued to such Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of such 2016 Fixed Rate Note on such Redemption Date. Calculation of the 2016 Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation shall not be a duty or obligation of the Trustee or the Calculation Agent.
     “2016 Fixed Rate Exchange Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “2016 Fixed Rate Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “Calculation Agent” means the agent appointed by the Issuer to calculate Three-Month LIBOR for purposes of this First Supplemental Indenture, which shall initially be the Trustee.
     “Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.
     “Floating Rate Exchange Notes” has the meaning specified in the recitals of the Issuer of this First Supplemental Indenture.
     “Floating Rate Notes” has the meaning specified in the recitals of the Issuer of this First Supplemental Indenture.

     “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include October 15, 2006.
     “London Banking Day” means any day in which dealings in Dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
     “Original 2013 Fixed Rate Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “Original 2016 Fixed Rate Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “Original Floating Rate Notes” has the meaning specified in the recitals of the Issuer in this First Supplemental Indenture.
     “Original Notes” means the Original 2013 Fixed Rate Notes, the Original 2016 Fixed Rate Notes and the Original Floating Rate Notes.
     “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.
     “Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service or a successor service for the purpose of displaying London interbank offered rates of major banks).
     “Three-Month LIBOR,” with respect to an Interest Period, will be the offered rate (or, if more than one such rate appears, the arithmetic mean of the rates), expressed as a percentage per annum, for deposits in United States dollars for a three-month period that appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Determination Date for such Interest Period. If fewer than two rates appear on the Reuters Screen LIBO Page or the Reuters Screen LIBO Page is unavailable on such Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, Three-Month LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of four major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on such

Determination Date. If at least two such rates are so provided, Three-Month LIBOR for the applicable Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then Three-Month LIBOR for the applicable Interest Period will be Three-Month LIBOR in effect with respect to the immediately preceding Interest Period.
     “Treasury Rate” means, with respect to any Redemption Date, the yield to maturity at the time of computation (which shall be at approximately 11:00 a.m. on the second business day preceding such Redemption Date) of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data selected by the Issuer)) most nearly equal to the period from such Redemption Date to July 15, 2011 with respect to the 2016 Fixed Rate Notes (the “2016 Fixed Rate Notes Applicable Period”) and to July 15, 2013 with respect to the 2013 Fixed Rate Notes (the “2013 Fixed Rate Notes Applicable Period”); provided that if the 2016 Fixed Rate Notes Applicable Period or the 2013 Fixed Rate Notes Applicable Period, as the case may be, is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the 2016 Fixed Rate Notes Applicable Period or the 2013 Fixed Rate Notes Applicable Period, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
SECTION 3.  Appointment of Calculation Agent.
     (a)  The Issuer hereby appoints The Bank of New York (“BONY”) as its Calculation Agent with respect to the Floating Rate Notes, and BONY hereby accepts such appointment. BONY agrees to perform the duties and obligations of the Calculation Agent for the Floating Rate Notes as set forth in the form of Note for the Floating Rate Notes attached hereto.
     (b)  The rights, privileges, protections, immunities and benefits given to the Trustee under Article Six of the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in its capacity hereunder as Calculation Agent for the Floating Rate Notes
     (c)  BONY may at any time resign or be removed from such appointment as Calculation Agent; provided that BONY simultaneously resigns or is removed as Trustee under the Indenture, in which case a successor Calculation Agent with respect to the Floating Rate Notes shall be appointed in the same manner in which a successor Trustee is appointed under Section 607 of the Indenture.

SECTION 4.  Optional Redemption.
     (a)  At any time prior to July 15, 2011, the Issuer may redeem the 2016 Fixed Rate Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount plus the 2016 Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). At any time on or after July 15, 2011, the Issuer may redeem the 2016 Fixed Rate Notes at its option, in whole at any time or in part from time to time at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest on the 2016 Fixed Rate Notes redeemed to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Redemption Price
2011	105.375%
2012	103.583%
2013	101.792%
2014 and each year thereafter	100.000%
     (b)  The Issuer may redeem the 2013 Fixed Rate Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount plus the 2013 Applicable Premium as of, and accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
     (c)  Any redemption pursuant to this Section 4 shall be in accordance with the procedures of Article XI of the Original Indenture.
SECTION 5.  Optional Redemption with Qualified Equity Proceeds.
     On or prior to July 15, 2009, the Issuer may, at its option, in whole at any time or in part from time to time, use Qualified Equity Proceeds to redeem up to 35% of the original aggregate principal amount of any series of Notes (including any Additional Debt Securities of such series), in whole at any time or in part from time to time, at a redemption price equal to (i) in the case of the 2016 Fixed Rate Notes, 110.750% of the principal amount thereof, (ii) in the case of the 2013 Fixed Rate Notes, 110.125% of the principal amount thereof and (iii) in the case of the Floating Rate Notes, 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum of such Floating Rate Notes applicable on the Redemption Date, in each case, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date; provided that, in each case, the Issuer makes such redemption not more than 90 days after the receipt by NNC or the Issuer of such Qualified Equity Proceeds; provided further that such redemption shall be in accordance with the procedures of Article XI of the Original Indenture.

SECTION 6.  Redemption for Changes in Applicable Withholding Taxes.
     The Notes of each series are also subject to redemption in whole, but not in part, at the Issuer’s option at any time in cash, on not less than 30 nor more than 60 days’ notice to the Holders, at a price equal to 100% of the aggregate principal amount, together with accrued and unpaid interest to the Redemption Date and all Additional Amounts then due or becoming due on the Redemption Date, in the event the Issuer or a Guarantor is, has become or would become obligated to pay, on the next date on which any amount would be payable by the Issuer or the Guarantor, as the case may be, with respect to the Notes of such Series, any Additional Amount as a result of an actual or proposed change or amendment in the laws (including any regulations promulgated thereunder) or treaties of any jurisdiction (including Canada or any province or territory thereof) or any change in or new or different position regarding the application, interpretation or administration of such laws, treaties or regulations (including a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective on or after the Issue Date; provided that the Issuer delivers to the Trustee an Opinion of Counsel attesting to such change or amendment. For greater certainty, the provisions of this Section 6 shall only apply to any series of the Notes in the case of a Guarantor if the Guarantee of such Guarantor has been called and such Guarantor is required under its Guarantee to make payments of principal, interest or premium, if any, in respect of such series of Notes.
SECTION 7.  Governing Law.
     This First Supplemental Indenture and each of the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
SECTION 8.  No Recourse Against Others.
     No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or payment under any of the Guarantees, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor contained in this First Supplemental Indenture, or in any of the Notes or Guarantees, or because of the creation of any indebtedness represented thereby shall be had against any incorporator or against any past, present or future partner, shareholder, other equityholder, officer, director, employee or controlling person, as such, of the Issuer, any Guarantor or of any successor Person thereof, either directly or through the Issuer, any Guarantor or any successor Person thereof, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability is hereby expressly waived and released as condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issuance of the Notes and the Guarantees.

SECTION 9.  Counterparts.
     This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day, month and year first above written.

NORTEL NETWORKS LIMITED, as Issuer
By:	/s/ Katharine B. Stevenson
	Name:	Katharine B. Stevenson
	Title:	Treasurer

By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	General Counsel – Corporate and Corporate Secretary

NORTEL NETWORKS CORPORATION, as Guarantor
By:	/s/ Katharine B. Stevenson
	Name:	Katharine B. Stevenson
	Title:	Treasurer

By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	General Counsel – Corporate and Corporate Secretary

NORTEL NETWORKS INC., as Guarantor
By:	/s/ Allen K. Stout
	Name:	Allen K. Stout
	Title:	Vice President, Finance

THE BANK OF NEW YORK, as Trustee and Calculation Agent
By:	/s/ Vanessa Mack
	Name:	Vanessa Mack
	Title:	Vice President

EXHIBIT A
[If a 2016 Fixed Rate Note, then insert — 10.750 % Senior Notes due 2016]
[If a 2013 Fixed Rate Note, then insert — 10.125 % Senior Notes due 2013]
[If a Floating Rate Note, then insert — Floating Rate Senior Notes due 2011]
[Insert the Global Note Legend, if applicable, pursuant to Section 307(a) of the Original Indenture —
THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
[If Rule 144A Note or Regulation S Note issued during the Restricted Period therefor, then insert the following legend (the “Restricted Notes Legend”) pursuant to Section 307(b) of the Original Indenture —
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR

OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS (IN THE CASE OF RULE 144A DEBT SECURITIES (AS DEFINED IN THE ORIGINAL INDENTURE) OR 40 DAYS (IN THE CASE OF REGULATION S DEBT SECURITIES (AS DEFINED IN THE ORIGINAL INDENTURE) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER, ANY GUARANTOR OR ANY AFFILIATE OF THE ISSUER OR ANY GUARANTOR WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR GUARANTOR, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S, ANY GUARANTOR’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.]

[Insert the Canadian Securities Legend, if applicable, pursuant to ( 307(c) of the Original Indenture —
UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE [INSERT DATE THAT IS FOUR MONTHS PLUS ONE DAY AFTER THE ISSUE DATE].]
CUSIP/CINS

No.                                                      $
NORTEL NETWORKS LIMITED (together with any successors, the “Issuer”), a Canadian corporation, promises to pay to                            or registered assigns, the principal sum of                                                      DOLLARS on
[If a 2016 Fixed Rate Note, then insert — July 15, 2016], [If a 2013 Fixed Rate Note, then insert — July 15, 2013], [If a Floating Rate Note, then insert — July 15, 2011] (which principal sum may from time to time be reduced or increased as appropriate to reflect exchanges, redemptions, repurchases and transfers of interest, but which, when taken together with the aggregate principal sum of all other Notes of the series (excluding Additional Debt Securities, if any), shall not exceed $[ ] at any time, subject to increase as provided in Section 5 on the reverse of this Note).
Interest Payment Dates: [If a 2016 Fixed Rate Note, then insert — January 15 and July 15, [If a 2013 Fixed Rate Note, then insert — January 15 and July 15], [If a Floating Rate Note, then insert — January 15, April 15, July 15 and October 15].
Regular Record Dates: [If a 2016 Fixed Rate Note, then insert — January 1 and July 1], [If a 2013 Fixed Rate Note, then insert — January 1 and July 1], [If a Floating Rate Note, then insert — January 1, April 1, July 1 and October 1].

     IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the date below.
Dated: [                    ]

NORTEL NETWORKS LIMITED
By:
	Name:	Katharine B. Stevenson
	Title:	Treasurer

By:
	Name:	Gordon A. Davies
	Title:	General Counsel – Corporate and Corporate Secretary

GUARANTEE
OF
NORTEL NETWORKS CORPORATION
AND
NORTEL NETWORKS INC.
For value received, each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally to the Holder of this Note upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, interest and Additional Amounts, if any, on this Note, when and as the same shall become due and payable, whether on the Stated Maturity Date, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the indenture dated as of July 5, 2006 among Nortel Networks Limited, as issuer, Nortel Networks Corporation and Nortel Networks Inc., as guarantors and The Bank of New York, as trustee (the “Original Indenture” and as supplemented by the First Supplemental Indenture dated as of July 5, 2006 among Nortel Networks Limited, as issuer, Nortel Networks Corporation and Nortel Networks Inc., as guarantors and The Bank of New York, as trustee, the “Indenture”). In case of the failure of Nortel Networks Limited, a corporation organized under the laws of Canada (herein called the “Issuer,” which term includes any successor Person under the Indenture, punctually to make any such payment of principal, premium, if any, or interest, and Additional Amounts, if any, each Guarantor, for so long as this Guarantee shall be in effect, hereby agrees to cause any such payment to be made to or to the order of the Trustee punctually when and as the same shall become due and payable, whether on the Stated Maturity Date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.
Each Guarantor hereby agrees that its obligations hereunder shall be as if it were the principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this Note or the Indenture, any failure to enforce the provisions of this Note or the Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of this Note or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to this Note or the indebtedness evidenced and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on this Note or as otherwise described in Section 203 of the Original Indenture.
     The Guarantee of each Guarantor hereunder shall be automatically and unconditionally released on the terms set forth in Section 203(b) of the Original Indenture.
     Each Guarantor shall be subrogated to all rights of the Holder of this Note and the Trustee against the Issuer in respect of any amounts paid to such Holder by such Guarantor pursuant to the provisions of this Guarantee; provided that no such Guarantor shall be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Notes of the same series issued under the Indenture shall have been paid in full.
Each Guarantor hereby agrees that its obligations hereunder shall be direct, unconditioned and unsubordinated and will rank equally and ratably without preference and at least equally with other senior unsecured obligations of such Guarantor, except to the extent prescribed by law. The Holder of a guaranteed Note will be entitled to payment under this Guarantee without taking any action whatsoever against the Issuer.
No reference herein to the Indenture and no provision of this Guarantee or of the Indenture shall alter or impair the guarantees of the Guarantors, which are absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, the Note upon which this Guarantee is endorsed.
This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of this Note shall have been manually executed by or on behalf of the Trustee under the Indenture.
All terms used in this Guarantee which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Executed and dated the date on the face hereof.

NORTEL NETWORKS CORPORATION
By:
	Name:	Katharine B. Stevenson
	Title:	Treasurer

By:
	Name:	Gordon A. Davies
	Title:	General Counsel – Corporate and Corporate Secretary

Executed and dated the date on the face hereof.

NORTEL NETWORKS INC.
By:
	Name:	Allen K. Stout
	Title:	Vice President, Finance

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     [If a 2016 Fixed Rate Note, then insert—This is one of the 2016 Fixed Rate Notes issued under the within-mentioned Indenture.][If a 2013 Fixed Rate Note, then insert — This is one of the 2013 Fixed Rate Notes issued under the within-mentioned Indenture.] [If a Floating Rate Note, then insert — This is one of the Floating Rate Notes issued under the within-mentioned Indenture.]

THE BANK OF NEW YORK, as Trustee
By:
Authorized Signatory

Back of Note
[If a 2016 Fixed Rate Note, then insert—10.750% Senior Notes Due 2016]
[If a 2013 Fixed Rate Note, then insert—10.125% Senior Notes Due 2013]
[If a Floating Rate Note, then insert—Floating Rate Senior Notes Due 2011]
     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.	Interest. [If a 2016 Fixed Rate Note or a 2013 Fixed Rate Note, then insert—Nortel Networks Limited, a Canadian corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on January 15 and July 15 of each year commencing on January 15, 2007 (or, if any such day is not a Business Day, the next succeeding Business Day) (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

[If Original Note, then insert—The Issuer agrees to pay Additional Interest, if any, on the principal amount of this Note as and to the extent set forth in the Issue Date Registration Rights Agreement.]

[If a Floating Rate Note, then insert— Nortel Networks Limited, a Canadian corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum, reset quarterly, equal to Three-Month LIBOR plus 4.250%, in each case, as determined by the Calculation Agent, which shall initially be the Trustee. The Issuer will pay interest quarterly in arrears on each January 15, April 15, July 15 and October 15 of each year commencing on October 15, 2006 (or, if any such day is not a Business Day, the next succeeding Business Day).

[If Original Note, then insert—The Issuer agrees to pay Additional Interest, if any, on the principal amount of this Note as and to the extent set forth in the Issue Date Registration Rights Agreement.]

Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from and including the Issue Date. The amount of interest to be paid on the Notes for each Interest Period will be calculated by multiplying the principal amount of the Notes by a fraction, the numerator of which is the product of the interest rate and the number of days in such Interest Period and the denominator of which is 360.
a.	All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
b.	The interest rate on the Notes will in no event be higher than the maximum rate or amount that could be received by a Holder of Notes without such Holder receiving interest at a criminal rate (within the meaning of the Criminal Code (Canada)); provided that until the Calculation Agent has received an Opinion of Counsel notifying it that such maximum rate has been lawfully amended and specifying the amended maximum rate then applicable, the Calculation Agent shall be entitled to assume, without further inquiry, that such maximum rate is 60% per annum calculated in accordance with generally accepted actuarial practices and principles. After the Calculation Agent has received such notification, the above proviso shall be read by substituting the amended maximum rate so notified for the previously applicable maximum rate.]
Solely for purposes of disclosure pursuant to the Interest Act (Canada) and without affecting the calculation of interest on the Notes, the yearly rate of interest for any portion of an interest period of less than one year is the percent rate per annum noted on the Notes multiplied by the number of days in the calendar year in which interest is paid divided by 360.

2.	Guarantees. This Note is entitled to the benefits of the certain senior, unsecured Guarantees of the Guarantors. Reference is hereby made to Article II of the Original Indenture and to the Guarantees endorsed on this Note for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders. The Guarantee of each Guarantor hereunder shall be automatically and unconditionally released on the terms set forth in Section 203(b) of the Original Indenture.

3.	Method of Payment. By no later than 11:00 a.m. (New York City time) on the date on which any principal of or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent (as defined below) money sufficient to pay such principal and/or interest. The Issuer will pay interest (except Defaulted Interest) on the principal amount of the Notes on each [If a 2016 Fixed Rate Note or 2013 Fixed Rate Note, then insert— January 15 and July 15 to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date] [If a Floating Rate Note, then insert — January 15, April 15, July 15 and October 15 to the Persons who are registered Holders of Notes at the close of business on the January 1, April 1, July 1 and October 1 (or, if any such day is not a Business Day, the next succeeding Business Day)] even if Notes are canceled or repurchased after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in Dollars of the United

States that at the time of payment is legal tender for payment of public and private debts. The Issuer will make all payments in respect of a Note (including principal and interest) in Dollars at the office of the Trustee. At the Issuer’s option, however, the Issuer may make such payments by mailing a check to the registered address of each Holder thereof as such address shall appear on the Security Register or, with respect to Notes represented by a Global Note, by wire transfer of immediately available funds to the accounts specified by the Depositary or its nominee. [If a 2016 Fixed Rate Note or 2013 Fixed Rate Note, then insert—If a payment date is a date other than a Business Day, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.]

4.	Paying Agent and Security Registrar. Initially, The Bank of New York, the Trustee under the Indenture, will act as paying agent (in such capacity, the “Paying Agent”) and registrar (in such capacity, the “Security Registrar”). The Issuer may change any Paying Agent or the Security Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

5.	Indenture. The Issuer issued the Notes under an Indenture dated as of July 5, 2006 (the “Original Indenture”) among Nortel Networks Limited, as Issuer, Nortel Networks Corporation and Nortel Networks Inc., as Guarantors, and the Trustee as supplemented by the First Supplemental Indenture dated as of July 5, 2006 (the “First Supplemental Indenture”) among Nortel Networks Limited, as Issuer, Nortel Networks Corporation and Nortel Networks Inc., as Guarantors, and The Bank of New York, as Trustee and Calculation Agent. The Original Indenture as supplemented by the First Supplemental Indenture is referred to herein as the “Indenture.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Issuer. Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Issuer may issue Additional Debt Securities. All Notes of a series, including any Exchange Debt Securities or Additional Debt Securities, will be treated as a single class of securities under the Indenture.

6.	Optional Redemption. [If a 2016 Fixed Rate Note, then insert—(a) At any time prior to July 15, 2011, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the principal amount plus the 2016 Applicable Premium as of, and accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)	At any time on or after July 15, 2011, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, at the Redemption Prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Redemption
Year	Price
2011	105.375%
2012	103.583%
2013	101.792%
2014 and each year thereafter	100.000%
(c)	Any redemption pursuant to this Section 6 shall be in accordance with the procedures of Article XI of the Original Indenture.
[If a 2013 Fixed Rate Note, then insert—(a) The Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount plus the 2013 Applicable Premium as of, and accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.
(b)	A notice of redemption complying with Section 1104(a) of the Original Indenture shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its address set forth in the Securities Register. Notes in denominations equal to or greater than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price.
(c)	Any redemption pursuant to this Section 6 shall be in accordance with the procedures of Article XI of the Original Indenture.]
7.	Optional Redemption with Qualified Equity Proceeds. (a) [If a 2016 Fixed Rate Note, then insert—At any time, or from time to time, on or prior to July 15, 2009, the Issuer may, at its option, use Qualified Equity Proceeds to redeem up to 35% of the original aggregate principal amount of the Notes plus any Additional Debt Securities, in whole at any time or in part from time to time, at a Redemption Price equal to 110.750% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date; provided that the Issuer makes such redemption not more than 90 days after the receipt by the Issuer of such Qualified Equity Proceeds.] [If a 2013 Fixed Rate Note, then insert—At any time, or from time to time, on or prior to July 15, 2009, the Issuer may, at its option, use Qualified Equity Proceeds to redeem up to 35% of the original aggregate principal amount of the Notes plus any Additional Debt Securities, in whole at any time or in part from time to time, at a Redemption Price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date;

provided that the Issuer makes such redemption not more than 90 days after the receipt by the Issuer of such Qualified Equity Proceeds.] [If a Floating Rate Note, then insert—At any time, or from time to time, on or prior to July 15, 2009, the Issuer may, at its option, use Qualified Equity Proceeds to redeem up to 35% of the original aggregate principal amount of the Notes plus any Additional Debt Securities at a Redemption Price equal to 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum on the Notes applicable on the Redemption Date, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date; provided that the Issuer makes such redemption not more than 90 days after the receipt by the Issuer of such Qualified Equity Proceeds.]
(b)	A notice of redemption complying with Section 1104(a) of the Original Indenture shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its address as set forth in the Securities Register. Notes in denominations equal to or greater than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price.
8.	Redemption for Changes in applicable Withholding Taxes. The Notes of each series are also subject to redemption in whole, but not in part, at the Issuer’s option at any time in cash, on not less than 30 nor more than 60 days’ notice to the Holders, at a price equal to 100% of the aggregate principal amount, together with accrued and unpaid interest to the date fixed for redemption and all Additional Amounts then due or becoming due on the Redemption Date, in the event the Issuer or a Guarantor is, has become or would become obligated to pay, on the next date on which any amount would be payable, by the Issuer or the Guarantor, as the case may be, with respect to the Notes of such series, any Additional Amount as a result of an actual or proposed change or amendment in the laws (including any regulations promulgated thereunder) or treaties of any jurisdiction (including Canada or any province or territory thereof) or any change in or new or different position regarding the application, interpretation or administration of such laws, treaties or regulations (including a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective on or after the Issue Date and provided that the Issuer delivers to the Trustee an Opinion of Counsel attesting to such change or amendment. For greater certainty, the provisions of this Section 8 shall only apply to any series of Notes in the case of a Guarantor if the Guarantee of such Guarantor has been called and such Guarantor is required under its Guarantee to make payments of principal, interest or premium, if any, in respect of such series of Notes.
9.	No Mandatory Redemption. The Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

10.	Offer to Repurchase. (a) If a Change of Control occurs, the Issuer shall make a Change of Control Offer to each Holder to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereto, if any, up to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following the date upon which the Change of Control occurs, the Issuer must send, or cause the Trustee to send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date (the “Change of Control Payment Date”), which must be no earlier than 30 days nor later than 60 days after the date such notice is mailed, other than as may be required to comply with any applicable laws. Each Holder who accepts the Change of Control Offer will be required to deliver the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note completed and specifying the portion (in integral multiples of $1,000) of such Holder’s Notes that it agrees to sell to the Issuer pursuant to the Change of Control Offer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
11.	Denominations, Transfer, Exchange. The Notes are issued in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
12.	Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
13.	Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes and any existing default or non-compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including any Additional Debt Securities), voting as a single class. Without the consent of any Holder of Notes, the Indenture or the Notes may be amended or supplemented to the extent permitted under Section 901 of the Original Indenture.

14.	Defaults and Remedies. (a) This Note shall be subject to the following Events of Default: (i) the failure to pay the principal of the Notes when such principal becomes due and payable, whether at Maturity, upon redemption or otherwise; (ii) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a continuous period of 30 days; (iii) a Default by NNC, the Issuer, or during any period in which NNI is a Guarantor, NNI, in the performance or observance of any of their respective covenants, agreements or other obligations set forth in the Original Indenture for a continuous period of 90 days after the Issuer or such Guarantor receives written notice specifying the Default (and demanding that such Default be remedied) from the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Debt Securities); (iv) a decree, judgment or order by a court having jurisdiction in the premises shall have been entered adjudging the Issuer or any Guarantor a bankrupt or insolvent or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Issuer or any Guarantor under any bankruptcy, insolvency or other similar applicable law and such decree, judgment or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Issuer or such Guarantor, as the case may be, of a substantial part of its property, or for the winding up or liquidation of its affairs, shall have remained in force for a period of 60 consecutive days; or any substantial part of the property of the Issuer or such Guarantor shall be sequestered or attached and shall not be returned to the possession of the Issuer or such Guarantor or released from such attachment whether by filing of a bond, or stay or otherwise within 60 consecutive days thereafter; (v) the Issuer or any Guarantor shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy, insolvency or other similar applicable law or the Issuer or such Guarantor shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall be unable, or admit in writing its inability, to pay its debts generally as they become due, or corporate action shall be taken by the Issuer or such Guarantor in furtherance of any of the aforesaid actions; (vi) a Default by NNC, the Issuer or, during any period in which NNI is a Guarantor, NNI, under a single obligation in respect of Funded Debt that exceeds on its face $100,000,000 in principal amount which results in such Funded Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration shall not be rescinded or annulled within 10 days after written notice (i) specifying such Default, and (ii) stating that such notice is a “Notice of Default” hereunder, shall have been given to such defaulting entity by Holders of at least 25% of the outstanding principal amount of the Notes; (vii) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Original Indenture) or any Guarantor denies or disaffirms its obligations under its

Guarantee; (viii) a failure by the Issuer to make a Change of Control Offer; and (ix) one or more judgments in an aggregate amount in excess of $100,000,000 shall have been rendered against the Issuer, NNC or, during any period in which NNI is Guarantor, NNI, and such judgments remain undischarged, unpaid in accordance with its or their respective terms or unstayed for a period of 90 days after such judgment or judgments become final and non-appealable.
(b)	If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes (including any Additional Debt Securities) may declare the principal amount of, premium, if any, and any accrued and unpaid interest, including Additional Interest, if any, on all the Notes (including any Additional Debt Securities) to be due and payable immediately, by a notice in writing to the Issuer and the Guarantors, and to the Trustee if given by the Holders, and upon any such declaration such principal amount, together with accrued interest thereon shall become immediately due and payable.

(c)	Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.
15.	Defeasance. The Issuer and/or the Guarantors may defease and be discharged from any and all obligations with respect to this Note or the Guarantees, as applicable, or be released from its obligations with respect to certain covenants applicable to this Note in accordance with the terms of the Indenture.
16.	No Recourse Against Others. A director, officer, employee, incorporator or stockholder of the Issuer, as such, shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
17.	Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
18.	Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.	CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law. This Note shall be governed by, and construed in accordance with, the law of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

21.	Submission to Jurisdiction; Waiver of Immunities. The Issuer and the Guarantors have agreed that any suit, action or proceeding against the Issuer or the Guarantors brought by any Holder or the Trustee arising out of or based upon the Indenture, the Notes or the Guarantees may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any thereof. The Issuer and the Guarantors have irrevocably submitted to the non-exclusive jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury and any objection any of them may now or hereafter have to the laying of venue of any such proceeding, and any claim any of them may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum.
The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Nortel Networks Limited, 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6, Attention: Corporate Secretary.

Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)
(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                          , as agent, to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:
Your Signature:
(Sign exactly as your name appears on
the face of this Note)
Signature Guarantee:

Option of Holder to Elect Purchase upon a Change of Control
If you want to elect to have this Note purchased by the Issuer pursuant to Section 10 of the terms set forth on the reverse of this Note (the “Terms”), check the appropriate box below:
☐  The undersigned Holder hereby elects to have the Issuer purchase its Note pursuant to
Section 10 of the Terms.
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 10 of the Terms, state the amount you elect to have purchased:
$
Date:
Your Signature:
(Sign exactly as your name appears on
the face of this Note)
Tax Identification No.:
Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY*
The following exchanges of a part of this Global Security for an interest in another Global Security or for a Certificated Security, or exchanges of a part of another Global Security or Certificated Security for an interest in this Global Security, have been made:

Principal Amount
	Amount of	Amount of	of this Global	Signature of
	decrease in	increase in	Security	authorized officer
	Principal Amount	Principal Amount	following such	of
	of this	of this	decrease	Trustee or
Date of Exchange	Global Security	Global Security	(or increase)	Note Custodian

*  This schedule should be included only if the Note is issued in global form.

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